Exhibit 99.1

China Automotive Systems Reports 2017 First Quarter Results

WUHAN, China, May 11, 2017 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the unaudited first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Net sales were $119.3 million, up 2.1% from $116.9 million in the first quarter of 2016
•	Gross margin was 18.1%, consistent with 18.0% in the first quarter of 2016
•	Net income attributable to parent company's common shareholders was $5.7 million, or diluted earnings per share of $0.18, in the first quarter of 2017 and 2016

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We have maintained our sales and earnings during this transition period as we build our electric power steering (“EPS”) capabilities. We have added more production capacity and introduced additional models of EPS to position us for stronger growth in the future. Our growing portfolio of advanced steering products will build our sales by providing more solutions to meet our customers’ needs.”

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to build our financial strength through strong cost controls, generating positive operational cash flow and improving our cost of invested capital.”

First Quarter of 2017

In the first quarter of 2017, net sales were $119.3 million, compared to $116.9 million in the same quarter of 2016, reflecting a 2.1% year-over-year growth. The increase of net sales was mainly due to the increased sales volume.

Gross profit was $21.6 million in the first quarter of 2017, compared to $21.0 million in the first quarter of 2016. The gross margin was 18.1% in the first quarter of 2017, versus 18.0% in the first quarter of 2016.

Gain on other sales was $0.8 million in the first quarters of 2017 and 2016.

Selling expenses were $4.1 million in the first quarter of 2017, compared to $4.3 million in the first quarter of 2016. The decrease was primarily due to lower marketing expenses. Selling expenses represented 3.4% of net sales in the first quarter of 2017 versus 3.7% in the first quarter of 2016.

General and administrative expenses ("G&A expenses") were $4.4 million in the first quarter of 2017, compared to $4.3 million in the same quarter of 2016. G&A expenses represented 3.7% of net sales in the first quarter of 2017 and 3.7% in the first quarter of 2016.

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Research and development expenses ("R&D expenses") were $6.8 million in the first quarter of 2017, compared to $6.1 million in the first quarter of 2016. R&D expenses represented 5.7% of net sales in the first quarter of 2017 compared to 5.2% in the first quarter of 2016. The increase in R&D expenses was due to increased investment in EPS product research and development such as brushless motor and Advanced Driver Assistance Systems (ADAS) related projects.

Income from operations was $7.2 million in the first quarter of 2017, compared to $7.1 million in the same quarter of 2016.

Interest expense was $0.2 million in the first quarter of 2017, consistent with the same quarter of 2016.

Net financial income was $0.3 million in the first quarters of 2017 and 2016.

Income before income tax expenses and equity in earnings of affiliated companies was $7.1 million in the first quarter of 2017, compared to $6.5 million in the first quarter of 2016. The increase in income before income tax expenses and equity in earnings of affiliated companies was mainly due to higher operating income and a decrease in other expenses.

Net income attributable to parent company's common shareholders was $5.7 million in the first quarter of 2017 and 2016. Diluted earnings per share were $0.18 in the first quarter of 2017 and 2016.

The weighted average number of diluted common shares outstanding was 31,649,908 in the first quarter of 2017, compared to 32,123,588 in the first quarter of 2016.

Balance Sheet

As of March 31, 2017, total cash and cash equivalents, pledged cash and short-term investments were $93.1 million, total accounts receivable including notes receivable were $305.9 million, accounts payable were $223.1 million and short-term bank and government loans were $68.5 million. Total parent company stockholders' equity was $307.8 million as of March 31, 2017, compared to $300.5 million as of December 31, 2016. Net cash flow from operating activities was $2.3 million in the first quarter of 2017.

Business Outlook

Management reiterated its revenue guidance for the full year 2017 of US$485 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

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Conference Call

Management will conduct a conference call on May 11, 2017 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

Phone Number: +864 001 202 840 (China Toll Free)

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.5 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2017, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-646-726-6511

Email: Kevin.Theiss@awakenlab.com

-Tables Follow –

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China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$31,303	$31,092
Pledged cash	33,586	30,799
Short-term investments	28,208	30,475
Accounts and notes receivable, net - unrelated parties	284,608	285,731
Accounts and notes receivable, net - related parties	21,308	20,984
Advance payments and others - unrelated parties	9,123	10,203
Advance payments and others - related parties	29,957	624
Inventories	69,051	68,050
Current deferred tax assets	7,872	7,946
Total current assets	515,016	485,904
Non-current assets:
Long-term time deposits	870	865
Property, plant and equipment, net	104,050	101,478
Intangible assets, net	576	617
Other receivables, net - unrelated parties	2,298	2,252
Advance payment for property, plant and equipment - unrelated parties	14,168	14,506
Advance payment for property, plant and equipment - related parties	2,326	5,005
Long-term investments	16,572	16,431
Non-current deferred tax assets	4,815	4,641
Total assets	$660,691	$631,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$68,536	$40,820
Accounts and notes payable - unrelated parties	217,194	216,993
Accounts and notes payable - related parties	5,893	6,803
Customer deposits	824	700
Accrued payroll and related costs	6,577	6,971
Accrued expenses and other payables	34,848	35,882
Accrued pension costs	3,907	4,130
Taxes payable	7,623	11,674
Amounts due to shareholders/directors	315	312
Advances payable (current portion)	384	382
Current deferred tax liabilities	163	193
Total current liabilities	346,264	324,860
Long-term liabilities:
Long-term bank loan	627	608
Advances payable	341	339
Total liabilities	$347,232	$325,807

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued –32,338,302 and 32,338,302 shares as of March 31, 2017 and December 31, 2016, respectively	$3	$3
Additional paid-in capital	64,764	64,764
Retained earnings-
Appropriated	10,549	10,549
Unappropriated	234,677	228,963
Accumulated other comprehensive income	683	(892)
Treasury stock – 694,298 and 694,298 shares as of March 31, 2017 and December 31, 2016, respectively	(2,907)	(2,907)
Total parent company stockholders' equity	307,769	300,480
Non-controlling interests	5,690	5,412
Total stockholders' equity	313,459	305,892
Total liabilities and stockholders' equity	$660,691	$631,699

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China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Net product sales ($9,538 and $8,585 sold to related parties for the three months ended March 31, 2017 and 2016)	$119,308	$116,854
Cost of products sold ($7,363 and $6,875 purchased from related parties for the three months ended March 31, 2017 and 2016)	97,679	95,842
Gross profit	21,629	21,012
Gain on other sales	788	801
Less: Operating expenses
Selling expenses	4,068	4,305
General and administrative expenses	4,354	4,315
Research and development expenses	6,765	6,139
Total operating expenses	15,187	14,759
Income from operations	7,230	7,054
Other expense, net	(254)	(644)
Interest expense	(231)	(196)
Financial income, net	332	322
Income before income tax expenses and equity in earnings of affiliated companies	7,077	6,536
Less: Income taxes	1,190	1,053
Equity in earnings of affiliated companies	51	62
Net income	5,938	5,545
Net income/(loss) attributable to non-controlling interests	224	(164)
Net income attributable to parent company’s common shareholders	$5,714	$5,709
Comprehensive income:
Net income	$5,938	$5,545
Other comprehensive income:
Foreign currency translation gain, net of tax	1,629	1,650
Comprehensive income	7,567	7,195
Comprehensive income/(loss) attributable to non-controlling interests	278	(85)
Comprehensive income attributable to parent company	$7,289	$7,280

Net income attributable to parent company’s common shareholders per share

Basic –	$0.18	$0.18

Diluted-	$0.18	$0.18
Weighted average number of common shares outstanding
Basic	31,644,004	32,121,019
Diluted	31,649,908	32,123,588

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China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$5,938	$5,545
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	4,189	3,805
Reversal of provision for doubtful accounts	(19)	(54)
Inventory write downs	813	1,414
Deferred income taxes	(63)	347
Equity in earnings of affiliated companies	(51)	(62)
(Gain)/loss on fixed assets disposals	17	(3)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Pledged cash	(2,618)	8,089
Accounts and notes receivable	2,480	(23,347)
Advance payments and others	(52)	(3,145)
Inventories	(1,444)	(6,242)
Increase (decrease) in:
Accounts and notes payable	(1,592)	12,495
Customer deposits	123	(26)
Accrued payroll and related costs	(431)	(172)
Accrued expenses and other payables	(1,467)	91
Accrued pension costs	(247)	265
Taxes payable	(3,318)	(1,362)
Net cash provided by/(used in) operating activities	2,362	(2,362)
Cash flows from investing activities:
Increase in other receivables	20	94
Cash received from property, plant and equipment sales	26	515
Payments to acquire property, plant and equipment (including $493 and $3,464 paid to related parties for three months ended March 31, 2017 and 2016, respectively)	(3,245)	(9,825)
Payments to acquire intangible assets	-	(3)
Purchase of short-term investments	-	(7,814)
Proceeds from maturities of short-term investments	2,433	553
Loan to a related party	(29,044)	-
Net cash used in investing activities	(29,810)	(16,480)
Cash flows from financing activities:
Proceeds from bank and government loans	27,754	6,500
Repayments of bank and government loans	(245)	(2,265)
Net cash provided by financing activities	27,509	4,235
Effects of exchange rate on cash and cash equivalents	150	330
Net increase/(decrease) in cash and cash equivalents	211	(14,277)
Cash and cash equivalents at beginning of period	31,092	69,676
Cash and cash equivalents at end of period	$31,303	$55,399

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